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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[X] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires:  January 31, 2025|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Persons to  |
|                                        |                                                |  Issuer (Check all applicable)         |
|                                        |                                                |                                        |
|  Bismonte      Antonio        A.       |  TRIZEC PROPERTIES, INC. (TRZ)                 |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)     (Middle)    |3.IRS Identification   |4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|  c/o Trizec Properties, Inc.           |  Person, if an entity |                        |                                        |
|  1114 Avenue of the Americas,          |  (Voluntary)          |                        |   Executive Vice President,            |
|  31st Floor                            |                       |                        |   Leasing & Operations                 |
|                                        |                       |      May 2002          |   -------------------------------      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York    New York        10036     |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or     |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |  (Month/   |  Code       |  (Instr. 3, 4 and 5)          |  Beneficially   |  Direct (D)|  Beneficial   |
|                        |  Day/      |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |  Year)     |-------------|-------------------------------|  Month          |  Indirect  |  (Instr.4)    |
|                        |            | Code |  V   |     Amount     |(A) |         |  (Instr. 3 and  |  (I)       |               |
|                        |            |      |      |                | or |         |  4)             |  (Instr. 4)|               |
|                        |            |      |      |                |(D) |  Price  |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|  Common Stock          | 05/08/02   |J(1)  |  V   |     30,577     | A  |         |     30,577      |      D     |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|------|------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                 Potential persons who are to respond to the collection of                    (Over)
                                                 Information contained in this form are not required to respond      SEC 1474 (7-96)
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FORM 4 (continued)          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of|2.Conver-|3.     |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price |9.Number|10.Own-|11.Nature|
|Derivative|sion or  |Trans- |  saction|  Derivative         |Exercisable|  of Underlying      |of Deri-|  of    |ship   |   of    |
|Security  |Exercise |action |  Code   |  Securities         |and        |  Securities         |vative  |Deriva- |Form of|Indirect |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 and 4)   |Security|tive    |Deriva-|Benefi-  |
|          |Deriva-  |(Month/|         |  Disposed of (D)    |Date       |                     |(Intr.  |Securi- |tive   |cial     |
|          |tive     |Day/   |         |  (Instr. 3, 4 and 5)|(Month/Day/|                     |5)      |ties    |Securi-|Owner-   |
|          |Security |Year)  |         |                     |   Year)   |                     |        |Benefi- |ty:    |ship     |
|          |         |       |         |                     |-----------|---------------------|        |cially  |Direct |(Instr.  |
|          |         |       |         |                     |     |     |          |          |        |Owned at|(D) or |4)       |
                             |         |                     |     |     |          |          |        |End of  |Indi-  |         |
|          |         |       |         |                     |     |     |          |          |        |Month   |rect   |         |
|          |         |       |         |                     |     |     |          |Amount or |        |(Instr. |(I)    |         |
|          |         |       |---------|---------------------|Date |Exp. |   Title  |Number of |        |4)      |(Instr.|         |
|          |         |       |Code | V |    (A)   |    (D)   |Exer.|Date |          |Shares    |        |        |4)     |         |
|----------|---------|-------|-----|---|----------|----------|-----|-----|----------|----------|--------|--------|-------|---------|
|Employee  |  16.34  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|----------|---------|-------|-----|---|----------|----------|-----|-----|----------|----------|--------|--------|-------|---------|
|Employee  |  17.30  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|----------|---------|-------|-----|---|----------|----------|-----|-----|----------|----------|--------|--------|-------|---------|
|Employee  |  18.26  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|----------|---------|-------|-----|---|----------|----------|-----|-----|----------|----------|--------|--------|-------|---------|
|Employee  |  17.07  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|----------|---------|-------|-----|---|----------|----------|-----|-----|----------|----------|--------|--------|-------|---------|
|Employee  |  18.02  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
------------------------------------------------------------------------------------------------------------------------------------
|Employee  |  18.98  |05/08/ |J(2) | V |  30,000  |          |06/  |05/  |Common    |  30,000  |        | 30,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
------------------------------------------------------------------------------------------------------------------------------------
|Employee  |  14.51  |05/08/ |J(2) | V |  77,600  |          |06/  |05/  |Common    |  77,600  |        | 77,600 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
------------------------------------------------------------------------------------------------------------------------------------
|Employee  |  15.57  |05/08/ |J(2) | V |  40,000  |          |06/  |05/  |Common    |  40,000  |        | 40,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
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|Employee  |  18.41  |05/08/ |J(2) | V |  20,000  |          |06/  |05/  |Common    |  20,000  |        | 20,000 |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
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|Employee  |  11.55  |05/08/ |J(2) | V |   5,800  |          |06/  |05/  |Common    |   5,800  |        | 5,800  |   D   |         |
|Stock Op- |         |02     |     |   |          |          |08/  |31/  |Stock     |          |        |        |       |         |
|tion      |         |       |     |   |          |          |02   |03   |          |          |        |        |       |         |
|[right to |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
|buy]      |         |       |     |   |          |          |     |     |          |          |        |        |       |         |
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Explanation of Responses:
1)  Pursant to a reclassification exemption under Rule 16b-7, certain Trizec Hahn Corporation subordinate voting shares beneficially owned by the reporting person were exchanged for shares of the Issuer's Common Stock on a one-for-one basis.
2)  Pursant to a reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for options to purchase shares of the Issuer's Common Stock on a one-for-one basis.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                /s/ Antonio A. Bismonte               June 10, 2002
                                                                                ---------------------------------     -------------
                                                                                  **Signature of Reporting Person          Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number


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